Exhibit 99.1

IntriCon Repositions its Hearing Aid Sales in the UK through New Distribution Agreement, Sells Accessory Business Assets of UK Limited Subsidiary

Shift Enables Significant Cost Reduction and Reallocation of Resources in Value-based Hearing Health

ARDEN HILLS, Minn. — July 1, 2019 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced it has entered into a distribution agreement with Puretone Ltd., a Rochester, UK-based hearing health company with operations in more than 75 countries. Under the terms of the agreement, Puretone will distribute IntriCon branded hearing aids into the National Health Service system on the Company’s behalf.

Additionally, IntriCon completed the sale of its PC Werth accessory business assets to Warner Tech-care UK LTD, a subsidiary of US based Warner Tech-care LLC. Warner will continue to sell the accessories and services under the PC Werth brand names in the region.

In connection with the distribution agreement and sale of assets, IntriCon ceased all production and direct sales activities at its UK Limited subsidiary, effective June 28, 2019. The closure is expected to provide the Company with a cost reduction of approximately $1.0 million annually.

“We are delighted to partner with Puretone. They are a well-respected, global hearing health provider that has a proven track record for reaching the UK’s substantial customer base,” said Mark Gorder, President and Chief Executive Officer. “Importantly, this shift from direct sales to a distribution model in the UK not only provides us with a reduced cost structure but enables us to better focus our resources on our value-based hearing healthcare opportunities, most notably the large emerging OTC hearing aid market in the US.”

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better-connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Investor Relations Contact
Leigh Salvo
(415) 937-5404
InvestorRelations@IntriCon.com